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Toronto Stock Exchange: URZ
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www.uranerz.com

Uranerz Submits Uranium Mining License and Permit Applications for
Nichols Ranch and Hank Projects

Casper, Wyoming, December 19, 2007 --- Uranerz Energy Corporation (“Uranerz” or the “Company”) (AMEX: URZ; TSX: URZ) is pleased to announce that it has submitted applications to the U.S. Nuclear Regulatory Commission (“NRC”) and the Land Quality Division of the Wyoming Department of Environmental Quality (“WDEQ”) for licenses and permits to construct and operate in-situ recovery (“ISR”) uranium facilities on its Nichols Ranch and Hank projects located in the central Powder River Basin of Wyoming.

The compilation of the ISR uranium mine permit applications was a lengthy and time-intensive process that required the completion of numerous baseline studies and the inclusion of detailed mine and reclamation plans. The license and permit applications include a design plan in which Nichols Ranch will be the primary location for the Uranerz Powder River ISR Complex processing facility, complete with drying and packaging circuits for finished yellowcake product. The planned capacity of this processing facility is approximately two million pounds per year. Uranium ISR wellfields and ion-exchange equipment will also be installed and operated at Nichols Ranch.

The Hank project includes plans for a uranium ISR wellfield and ion-exchange plant that will function as a satellite to the Nichols Ranch facility.

The WDEQ and the NRC have an established regulatory process for licensing ISR uranium mines and have licensed eight commercial ISR projects in Wyoming since 1981 (not counting amendments). Six of these eight projects are located in the Powder River Basin, and members of the Uranerz management team were directly responsible for preparing the applications and obtaining the WDEQ and NRC licenses for three of these eight projects.

President and C.E.O. Glenn Catchpole commented, “Having started my 31-year career in the uranium sector with the WDEQ as a senior hydrologist, and later working in industry managing permitting and licensing efforts for several ISR projects in Wyoming, I can confidently say that both the NRC and WDEQ have clear regulations and guidelines that facilitate the preparation of comprehensive, organized applications. We believe that the quality of our applications will allow the state and federal regulatory bodies to conduct their reviews in an efficient and timely manner.”

In 2008, the Company will finalize its ongoing internal economic scoping studies and continue with detailed plant and wellfield design planning on the Nichols Ranch and Hank properties. The Company will also commence environmental permitting efforts on two additional uranium properties in the Powder River Basin. Currently, the two most likely permitting candidates are the West North-Butte and Collins Draw properties. Exploration drilling results from early 2008 will be used to finalize the selection process.

About Uranerz

Uranerz Energy Corporation is a pure-play uranium company listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and has options (derivatives on the common stock: puts and calls) traded on the Chicago Board Options Exchange. Certain members of the Uranerz management team have specialized expertise in ISR uranium mining techniques, and the Company holds a number of properties in the Powder River Basin and the Great Divide Basin. Uranerz is primarily focused on its Powder River Basin properties, an area of Wyoming well known for hosting uranium-mineralized sandstone roll front deposits that are amenable to ISR mining techniques, and has submitted ISR mine permit applications for two of these properties, the Hank and Nichols Ranch projects.

Further Information

For further information relating to the Company please refer to the Company’s website at www.uranerz.com or contact the Company’s Investor Relations Department at 1-800-689-1659.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but are not limited to, statements with respect to planned permitting activities and exploration and drilling programs, the ability of the Company to consummate the transaction referred to in this press release or to complete its related due diligence review to its satisfaction, as well as resource estimates, projections, the availability of future financing for the acquisition or related exploration, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.